Exhibit 99.1

DOMENICO DE SOLE TO JOIN GAP INC.’S BOARD OF DIRECTORS

SAN FRANCISCO — May 25, 2004 — Gap Inc. (NYSE: GPS) today announced the appointment of Domenico De Sole to the company’s Board of Directors.

Mr. De Sole, 60, most recently served as President and Chief Executive Officer of Gucci Group NV, the world’s third largest luxury multi-brand company. Since being named to that position in 1995, Mr. De Sole led the company through a repositioning and continued expansion, overseeing numerous acquisitions including Yves Saint Laurent, Boucheron, Bottega Veneta and Balenciaga S.A. Gucci’s current success has been credited to Mr. De Sole, under whose leadership the company posted its highest ever full-year revenue of more than $3 billion in 2003.

“Domenico has skillfully managed one of the world’s most recognized global fashion brands,” said Paul Pressler, President and CEO, Gap Inc. “His insights and leadership will bring great value to our company and shareholders.”

Since joining Gucci in 1984, Mr. De Sole held the positions of President and Chief Executive Officer and Chairman of the Management Board, Gucci America Inc., as well as Chief Operating Officer, Gucci Group NV. He was named President and Chief Executive Officer, Gucci Group NV in 1995 and held that position until he left the company in April 2004.

Mr. De Sole will serve on the Board’s Compensation and Management Development Committee. With his appointment, Gap Inc.’s Board will have 14 directors – 10 of whom are independent, as defined by the New York Stock Exchange.

Mr. De Sole also serves on the Boards of Cincinnati-based Procter & Gamble, Rochester, New York-based Bausch & Lomb and Telecom Italia, the Italian telecommunications company based in Milan. He is also on the Advisory Board of Harvard Law School.

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Gap Inc. is a leading international specialty retailer offering clothing, accessories and personal care products for men, women, children and babies under the Gap, Banana Republic and Old Navy brand names. Fiscal 2003 sales were $15.9 billion. As of May 1, 2004, Gap Inc. operated 3,016 store locations in the United States, the United Kingdom, Canada, France, Japan and Germany. In the United States, customers also may shop the company’s online stores at gap.com, BananaRepublic.com and oldnavy.com.

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